EXHIBIT 99.1

Vonage Holdings Corp. Reports Second Quarter 2011 Results

— Company Announces Debt Refinancing —

— Record High Net Income of $22 Million or $0.10 per Share —

— Record High Adjusted EBITDA1 of $44 Million —

— Revenue of $218 Million —

— Launched New Mobile Products: Extensions™ and Time to Call™ —

— Doubling Retail Presence to 6,000 Store Locations —

Holmdel, NJ, August 3, 2011 – Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting individuals through broadband devices worldwide, announced results for the second quarter ended June 30, 2011.

The Company reported record high net income of $22 million and record high adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $44 million.

Consistent with Vonage’s strategic focus on mobile and international markets, the Company announced two new products during the past week, Extensions™ and Time to Call™. In addition, the Company entered into a distribution agreement to promote its services and announced plans to double its retail presence through agreements with three leading nationwide retailers.

The Company also announced completion of a debt refinancing which reduced interest rates to LIBOR plus 3.5%, resulting in annual savings of $43 million from 2010.

Marc Lefar, Vonage Chief Executive Officer, said, “We generated record high financial results while improving our core value proposition and laying the foundation for future growth.”

“The launches of Extensions™ and Time to Call™ enhance our domestic and global service offerings for landline and mobile customers. Beyond this, we’ve expanded the availability of our service through agreements with TracFone, Best Buy, Kmart and Sears. And, as a result of our strong financial performance, we have refinanced our debt for the second time in eight months. These are meaningful steps.”

Second Quarter Financial and Operating Results

Vonage generated record high adjusted EBITDA of $44 million, up from $41 million in the year ago quarter and $43 million sequentially. Income from operations increased to $31 million from $24 million in the year ago quarter and $30 million sequentially.

Net income increased to a record high $22 million or $0.10 per share, up from a net loss of $1 million or $0.00 per share in the year ago quarter, which included $12 million in charges relating to the Company’s prior debt. This increase was driven by a $7 million increase in income from operations and a $7 million reduction in interest expense. Net income increased from $21 million or $0.10 per share sequentially.

Revenue was $218 million, down from $225 million in the year ago quarter due to a $3 million decline in deferred revenues related to discontinuation of activation fees and lower customer equipment and shipping revenue. Revenue declined from $220 million sequentially, primarily due to lower activation revenue and Universal Service Fund (“USF”) fees. These factors contributed to a decline in average revenue per user (“ARPU”) to $30.28, down from $31.21 in the prior year and $30.45 sequentially.

Telephony services ARPU was $30.14, down from $30.71 a year ago due primarily to impacts from lower deferred activation revenue. Telephony services ARPU decreased sequentially from $30.23 due to lower deferred activation revenue and USF fees.

Direct cost of telephony services (“COTS”) declined to $58 million from $63 million in the year ago quarter driven by lower costs of domestic termination and usage, which more than offset the anticipated increase from international termination resulting from more international callers on Vonage World. On a per line basis, the cost of telephony services was reduced to $8.03 from $8.72 in the year ago quarter and $8.34 sequentially.

Direct cost of goods sold was $10 million, down from $14 million in the year ago quarter and $11 million sequentially. Direct margin2 increased to 69% from 66% in the year ago quarter and 68% sequentially.

Selling, general and administrative (“SG&A”) expense was $58 million, down from $61 million in the year ago quarter and flat sequentially.

Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company’s existing customer base, was $105 million, up from $100 million in the year ago quarter and up from $102 million sequentially. PMOI per line was $14.53, up from $13.89 in the second quarter of 2010 and $14.17 sequentially.

Marketing expense was $52 million, up from $49 million in the year ago quarter and sequentially as the Company increased its marketing spend to offset seasonally higher advertising costs. Subscriber line acquisition cost (“SLAC”) increased to $330 from $318 in the prior year and $282 sequentially.

Gross line additions increased to 158,000 from 155,000 the prior year and decreased from 175,000 sequentially. The Company reported a net loss of 11,000 lines, compared to a loss of 5,000 lines in the year-ago quarter and 3,000 net line additions sequentially.

Churn increased to 2.5% from 2.3% in the year ago quarter and was flat sequentially.

Balance Sheet and Debt Refinancing

As of June 30, 2011, cash, cash equivalents and restricted cash totaled $70 million. Unrestricted cash was $63 million. Capital expenditures for the quarter were $9 million. Free cash flow3 was $37 million, up from $13 million sequentially.

Leveraging continued progress generating strong cash flow, the Company successfully executed on its two-part strategy to prepay and refinance its debt. During the second quarter, Vonage prepaid $50 million, which, combined with $10 million of prepayments in the first quarter and $10 million of scheduled amortization, reduced debt outstanding to $130 million. The Company achieved this targeted debt level approximately five months ahead of plan as a result of strong cash generated from operations, which totaled $63 million in the first half of 2011.

On July 29, 2011, the Company completed the refinancing of its term loan, entering into a $120 million credit facility including an $85 million, three-year loan and a $35 million revolver bearing interest at LIBOR plus 3.5%. This debt replaces the prior $200 million facility which carried interest of LIBOR plus 8% with a 1.75% LIBOR floor.

Growth Initiatives

Executing on its growth initiatives in international long distance, mobile, and geographic expansion, Vonage announced two new products during the past week. Extensions™, a free enhancement to the Company’s flat rate, unlimited international calling plan, addresses the needs of international long distance callers by extending the value provided by Vonage’s home service plans to additional phone numbers and devices including smartphones and feature phones.

Time to Call™ provides low-cost, easy to use international calling on smartphones around the world. It is the first downloadable mobile application that allows pay-per-call international dialing to more than 190 countries. To promote its global launch, the Company is providing a free international call to everyone that downloads the application. This mobile application, designed for iPhones, allows consumers to make international calls of up to 15 minutes while avoiding high prices and roaming fees charged by traditional telecommunications carriers. The service is available in 87 countries around the world. Time to Call™ provides direct payment through iTunes, requires far less effort than calling card services and other international calling plan options, and delivers substantial savings versus major mobile carriers.

The Company also expanded its marketing and distribution capabilities as it partnered with three national big-box retailers which will double to 6,000 its retail presence across the United States and signed a distribution agreement with TracFone to market Vonage services.

2011 Outlook

The Company expects to achieve adjusted EBITDA of at least $165 million and report higher gross line additions in 2011 than in 2010. Churn in 2011 is expected to be stable in the mid two percent range.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.
(2)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.
(3)	This is a non-GAAP financial measure. Refer to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.

TABLE 1. CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$217,288	$221,704	$435,518	$446,231
Customer equipment and shipping	997	3,637	2,608	7,061

	218,285	225,341	438,126	453,292

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,867, $4,959, $7,991 and $9,940, respectively)	57,883	62,969	118,072	125,464
Direct cost of goods sold	9,865	14,053	20,920	30,700
Selling, general and administrative	58,481	60,768	116,724	121,555
Marketing	52,211	49,324	101,615	98,564
Depreciation and amortization	8,664	13,929	19,730	27,697

	187,104	201,043	377,061	403,980

Income from operations	31,181	24,298	61,065	49,312

Other Income (Expense):
Interest income	37	173	79	226
Interest expense	(5,588)	(12,423)	(12,190)	(25,634)
Change in fair value of embedded features within notes payable and stock warrant	0	(8,241)	(950)	(7,406)
Loss on extinguishment of notes	(3,228)	(3,985)	(3,821)	(2,947)
Other income (expense), net	44	(43)	42	60

	(8,735)	(24,519)	(16,840)	(35,701)

Income (loss) before income tax expense	22,446	(221)	44,225	13,611

Income tax expense	(698)	(341)	(1,364)	(205)

Net Income (loss)	$21,748	$(562)	$42,861	$13,406

Net Income (loss) per common share:
Basic	$0.10	$(0.00)	$0.19	$0.06

Diluted	$0.09	$(0.00)	$0.18	$0.06

Weighted-average common shares outstanding:
Basic	224,233	211,305	223,203	206,342

Diluted	244,590	211,305	242,481	208,062

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$45,151	$93,270	$62,608	$144,518
Net cash used in (provided by) investing activities	(8,573)	5,056	(12,417)	(26,042)
Net cash used in financing activities	(53,201)	(23,837)	(66,908)	(24,484)
Capital expenditures, intangible asset purchases and development of software assets	(8,573)	(12,106)	(13,464)	(16,106)

	June 30, 2011	December 31, 2010
	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$63,161	$78,934
Restricted cash	6,934	7,978
Accounts receivable, net of allowance	17,797	15,207
Inventory, net of allowance	5,172	6,143
Prepaid expenses and other current assets	19,164	17,231
Deferred customer acquisition costs	5,462	7,574
Property and equipment, net	72,143	79,050
Software, net	36,742	35,516
Debt related costs, net	3,082	5,372
Intangible assets, net	3,614	4,186
Other assets	2,636	3,201

Total assets	$235,907	$260,392

Accounts payable and accrued expenses	$122,071	$126,535
Deferred revenue	42,924	45,181
Total notes payable, including current portion, net of discount	125,987	193,004
Capital lease obligations	18,597	19,448
Other liabilities	1,281	5,871

Total liabilities	$310,860	$390,039

Total stockholders’ deficit	$(74,953)	$(129,647)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
Gross subscriber line additions	158,004	175,388	154,997	333,392	309,715
Change in net subscriber lines	(10,568)	3,345	(5,236)	(7,223)	(31,015)
Subscriber lines (at period end)	2,397,660	2,408,228	2,403,881	2,397,660	2,403,881
Average monthly customer churn	2.5%	2.5%	2.3%	2.5%	2.5%
Average monthly revenue per line	$30.28	$30.45	$31.21	$30.41	$31.23
Average monthly telephony services revenue per line	$30.14	$30.23	$30.71	$30.23	$30.74
Average monthly direct cost of telephony services per line	$8.03	$8.34	$8.72	$8.20	$8.64
Marketing costs per gross subscriber line addition	$330	$282	$318	$305	$318
Employees (excluding temporary help) (at period end)	1,059	1,126	1,158	1,059	1,158
Direct margin as a % of total revenue	69.0%	67.6%	65.8%	68.3%	65.5%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
Income from operations	$31,181	$29,884	$24,298	$61,065	$49,312
Depreciation and amortization	8,664	11,066	13,929	19,730	27,697
Share-based expense	3,854	2,475	2,330	6,329	3,348

Adjusted EBITDA	43,699	43,425	40,557	87,124	80,357
Marketing	52,211	49,404	49,324	101,615	98,564
Customer equipment and shipping	(997)	(1,611)	(3,637)	(2,608)	(7,061)
Direct cost of goods sold	9,865	11,055	14,053	20,920	30,700

Pre-marketing operating income	$104,778	$102,273	$100,297	$207,051	$202,560

As a % of telephony services revenue	48.2%	46.9%	45.2%	47.5%	45.4%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
Net income (loss)	$21,748	$21,113	$(562)	$42,861	$13,406
Change in fair value of embedded features within notes payable and stock warrant	0	950	8,241	950	7,406
Loss on extinguishment of notes	3,228	593	3,985	3,821	2,947

Net income excluding adjustments	$24,976	$22,656	$11,664	$47,632	$23,759

Net income (loss) per common share:
Basic	$0.10	$0.10	$(0.00)	$0.19	$0.06

Diluted	$0.09	$0.09	$(0.00)	$0.18	$0.06

Weighted-average common shares outstanding:
Basic	224,233	222,162	211,305	223,203	206,342

Diluted	244,590	240,340	211,305	242,481	208,062

Net income per common share, excluding adjustments:
Basic	$0.11	$0.10	$0.06	$0.21	$0.12

Diluted	$0.10	$0.09	$0.05	$0.20	$0.11

Weighted-average common shares outstanding:
Basic	224,233	222,162	211,305	223,203	206,342

Diluted	244,590	240,596	224,969	242,611	221,825

VONAGE HOLDINGS CORP.

TABLE 5. FREE CASH FLOW

(Dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
Net cash provided by operating activities	$45,151	$17,457	$93,270	$62,608	$144,518

Less:
Capital expenditures	(3,869)	(1,298)	(5,407)	(5,167)	(7,366)
Acquisition and development of software assets	(4,704)	(3,593)	(6,699)	(8,297)	(8,740)

Free cash flow	$36,578	$12,566	$81,164	$49,144	$128,412

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income (loss) excluding adjustments, and free cash flow.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.

The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.

The Company has also excluded from its net income (loss) the change in fair value of embedded features within notes payable and stock warrant and gain (loss) on extinguishment of notes. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income (loss) excluding the change in fair value of embedded features within notes payable and stock warrant and the gain (loss) on extinguishment of notes.

Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, August 3, 2011 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight August 16, 2011, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 83177750.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth strategy, financial results, subscriber line additions and churn. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services; the Company’s ability to retain customers and attract new customers; results of pending litigation and intellectual property and other litigation that may be brought against the Company; failure to protect the Company’s trademarks and internally developed software; the Company’s ability to obtain or maintain relevant intellectual property licenses; the Company’s dependence on third party facilities, equipment, systems, and services; system disruptions or flaws in the Company’s technology; fraudulent use of the Company’s name or services; the Company’s ability to maintain data security; results of regulatory inquiries into the Company’s business practices; the Company’s ability to obtain additional financing if required; restrictions in the Company’s debt agreements that may limit the Company’s operating flexibility; any reinstatement of holdbacks by the Company’s vendors; the Company’s dependence on the Company’s customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; differences between the Company’s service and traditional phone services, including the Company’s 911 service; the Company’s dependence upon key personnel; the Company’s history of net losses and ability to achieve consistent profitability in the future; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.